Exhibit 99.1
Superior Industries Reports
Financial Results for the Second Quarter of 2008

VAN NUYS, CALIFORNIA -- August 7, 2008 -- Superior Industries International, Inc. (NYSE:SUP) announced today that net income for the second quarter of 2008 increased to $0.19 per diluted share compared to net income of $0.12 per diluted share for the second quarter of 2007, despite lower revenues and unit wheel shipments.
Approximately half of the decrease in unit wheel shipments for this year's second quarter versus prior year reflected the impact of the American Axle strike on shipments to GM, with the remainder due to production decreases made by our major customers.  Several factors, which are quantified below, offset the impact of the reduced wheel shipments on Superior's income for this year's second quarter, including the favorable results of the Company's semi-annual physical inventory, higher tooling reimbursement revenues, and a reduction in losses on imported wheels from Superior’s joint venture in Hungary compared to a year ago.  These factors cannot be expected to recur in subsequent quarters.
"Superior continues to benefit from our initiatives to reduce costs and enhance efficiency.  Significant challenges remain, however, as we and our OEM customers confront a weak economy and record high fuel prices that have reduced automobile demand, especially for SUVs and light trucks.  We are assessing a variety of additional cost-reduction initiatives required to adapt to these business conditions, which we expect will continue for the foreseeable future.  We are seeing an immediate production shift to smaller vehicles and the impact to our traditional light truck/passenger car mix will require various actions to balance our cost structure appropriately.  We expect to finalize our strategic plans in the very near future," said Chairman, CEO, and President Steven Borick.

Second Quarter Results
For the three months ended June 30, 2008, consolidated net sales decreased 14.8% to $217,385,000 compared to $255,217,000 for the second quarter of 2007.  Unit wheel shipments decreased 17.3%, as our shipments of light truck and SUV wheels decreased 36.8%, partially offset by shipments of passenger car wheels increasing 31.7% compared to the prior year.  Average selling prices increased approximately 1.2% compared to the prior year, mainly due to a higher percentage of larger diameter wheels in the sales mix that offset a decrease of less than 1.0% in the aluminum portion of selling prices.
Gross profit decreased 11.2% to $12,054,000, or 5.5% of net sales, for the second quarter of 2008.  This compares to gross profit of $13,578,000, which was 5.3% of net sales for the second quarter of 2007.  The operating margin of our plants decreased approximately 3.0% due to the 17.3% decrease in sales volume, the shift in sales mix to lower margin wheels and lower fixed cost absorption.  Offsetting this decrease in operating margin were higher tooling reimbursement revenues of approximately $4,000,000, a semi-annual physical inventory gain of $1,250,000 and a $2,600,000 reduction in losses on the sale of imported wheels from our joint venture in Hungary.
SG&A expenses decreased 23.6% to $6,900,000, or 3.2% of net sales, for this year's second quarter, compared to SG&A expenses of $9,037,000, or 3.5% of net sales, for the second quarter of 2007.  The major decreases versus prior year were in professional fees related to legal and audit matters, bonus expense and taxes other than income.
Income before income taxes and equity earnings from joint ventures was $4,396,000 for the second quarter of 2008 compared to $5,121,000 for the second quarter of 2007.
Equity in earnings of the Company's joint venture aluminum wheel manufacturing facility in Hungary were $620,000 for the second quarter of 2008 compared to $731,000 for the same period a year earlier.
The income tax provision in this year's first six months of $(2,541,000) includes a tax benefit of $3,675,000 for discrete tax liability adjustments applicable to the current year.  Because we had recorded an income tax provision of $(2,620,000) in the first quarter of 2008, this resulted in an income tax benefit of $79,000 for the second quarter of 2008.  The $187,000 income tax benefit for the first six months of 2007 includes a tax benefit of $1,680,000 for discrete tax liability adjustments applicable to that year.  We had recorded an income tax benefit of $2,807,000 in the first quarter of 2007, resulting in an income tax provision of $(2,620,000) for the second quarter of 2007.
The discrete adjustments in each period are primarily attributable to reversal of uncertain tax positions, including the expiration of statutes of limitations, adjustments related to prior year tax returns and changes in valuation reserves.  Our tax expense as a percent of income before income taxes will not compare to the U.S. statutory rate of 35% due to differing tax rates in our various taxing jurisdictions and the mix of income and losses within those jurisdictions.
Net income for the second quarter of 2008 was $5,095,000, or $0.19 per diluted share.  This compares to net income for the second quarter of 2007 of $3,232,000, or $0.12 per diluted share.
At June 30, 2008, working capital was $286,819,000, including cash and cash equivalents of $98,110,000.  At June 30, 2007, working capital was $243,962,000, including cash and cash equivalents of $84,183,000.  Superior has no debt.

First Half Results
For the first six months of 2008, revenue decreased 12.1% to $439,623,000 from $500,092,000 for the first six months of 2007.  Unit wheel shipments decreased 13.6%.
Gross profit for the first six months of 2008 increased to $21,440,000, or 4.9% of net sales, from $15,723,000, or 3.1% of net sales, for the same period a year ago.  SG&A expenses decreased to $13,110,000 for the 2008 period from $15,952,000 a year earlier.
Income before income taxes and equity earnings from joint ventures increased to $8,110,000 for the first half of 2008 compared to $3,547,000 a year earlier.  Equity in earnings of joint ventures was $2,705,000 for the 2008 period compared to $1,549,000.
Net income for the first six months of 2008 was $8,274,000, or $0.31 per diluted share.  This compares to net income for the first six months of 2007 of $5,283,000, or $0.20 per diluted share.

Conference Call
Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) today that will be broadcast on the Company's website, www.supind.com.  Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast.  The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call.
In addition to reviewing the Company's second quarter 2008 results, during the conference call the Company plans to discuss other financial and operating matters.  Additionally, the answers to questions posed to management during the call might disclose additional material information.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Fiat, Jaguar, Land Rover, Mazda, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Net Sales	$217,385	$255,217	$439,623	$500,092
Costs and Expenses
Cost of Sales	205,331	241,639	418,183	484,369
Selling and Administrative Expenses	6,900	9,037	13,110	15,952
Income (Loss) From Operations	5,154	4,541	8,330	(229)

Interest Income, net	706	1,066	1,686	1,888
Other Income (Expense), Net	(1,464)	(486)	(1,906)	1,888

Income Before Income Taxes
and Equity Earnings	4,396	5,121	8,110	3,547

Income Tax Benefit (Provision)	79	(2,620)	(2,541)	187
Equity in Earnings of Joint Ventures	620	731	2,705	1,549

Net Income	$5,095	$3,232	$8,274	$5,283

Earnings Per Share:
Basic	$0.19	$0.12	$0.31	$0.20
Diluted	0.19	0.12	0.31	0.20

Weighted Average and Equivalent Shares
Outstanding for Earnings Per Share:
Basic	26,652,000	26,611,000	26,645,000	26,611,000
Diluted	26,792,000	26,667,000	26,733,000	26,638,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of June 30
	2008	2007
Current Assets	$372,714	$386,071
Property, Plant and Equipment, net	294,927	320,058
Investments and Other Assets	88,340	66,199
	$755,981	$772,328

Current Liabilities	$85,895	$142,109
Long-Term Liabilities	105,991	82,380
Shareholders' Equity	564,095	547,839
	$755,981	$772,328